EXHIBIT 10.32

FIRST ADDENDUM TO LEASE AGREEMENT

This Addendum is entered into on the 22st day of February 2007, by and between Pecten Court Mountain View Associates, LLC herein called Landlord and Notify Technology Corporation herein called Tenant. This addendum shall amend and modify the existing Lease agreement entered into on February 27, 2006 and expires May 31, 2007.

Subject lease shall be modified and amended as follows:

1.	This addendum is for an expansion space commonly described as 1054 S. De Anza Blvd., Ste. 105, San Jose, California. Rentable area is approximately 2,545 square feet.

2.	Pecten Court Mountain View Associates, LLC shall be owner and Landlord. All lease payments shall be made payable to Pecten Court Mountain View Associates, LLC at 142 So. Santa Cruz, Ave., Los Gatos, California 95030 or place or places designated by Landlord.

3.	This addendum does not supersede any estoppel agreements executed by Lessee and Lessee hereby expressly reaffirms all terms and conditions contained in said estoppel agreements.

4.	The base monthly rent for the uses of subject premises shall be as follows:

4/1/07 - 3/31/09	$2.30 sq ft	$5,853.50

5.	All terms and conditions contained in the original lease above described not consistent with the terms and modifications contained herein are reaffirmed and shall be made part hereof.

6.	Tenant agrees that Tenant will keep the terms of this Agreement in strictest confidence, and Tenant will not disclose, communicate, or advertise the terms of this Agreement or any information regarding Lease without Landlord’s specific prior written consent in each instance. Tenant acknowledges that breach of this requirement may result in direct and indirect damage to Landlord both with respect to this transaction and other business dealing by Landlord with other parties.

LANDLORD	TENANT

Pecten Court Mountain View Associates, LLC	Notify Technology Corporation

/S/ STEVE SUNDEEN	/S/ GERALD W. RICE
BY STEVE SUNDEEN	BY (GUARANTY)